                                                                    EXHIBIT 99.5

                          TRAFFIC CONTROL IMPROVEMENTS
                          COST PARTICIPATION AGREEMENT
                             COMMERCIAL DEVELOPMENT

         THIS AGREEMENT, made and entered into this 7th day of June, 2000, by and between Aladdin Gaming, LLC, whose mailing address is 831 Pilot Road, Las Vegas, Nevada 89119 (hereinafter referred to as "Owner/Developer"), and CLARK COUNTY, NEVADA, (hereinafter referred to as "County"):

         WHEREAS, the Owner/Developer has submitted to the County an application for a zoning approval and a plan for the development and construction of a Hotel/Casino Expansion, located at the northeast corner of Las Vegas Boulevard and Harmon Avenue, as further described in Exhibit "A," attached, Assessor's Parcel No.(s) 162-21-201-006; and

         WHEREAS, the County requires participation by the Owner/Developer in the cost of certain off-site improvements to be constructed by the County, and set forth herein as a condition of approval of said development; and

         WHEREAS, the off-site improvements consist of construction of those improvements set forth in Paragraph 1 below; and

         WHEREAS, County is proposing to design and install said off-site improvements in the future in conjunction with the installation of traffic signal systems, and dual left turn lane extension, streetlighting installation, dual right and right turn lanes, pedestrian grade separation, and traffic control signs and markings, as described in Exhibit "B" ("County Project"), in the area of the Owner/Developer's property, which County project includes these necessary off-site improvements.

         NOW, THEREFORE, the parties to this Agreement for and in consideration of the mutual promises herein contained and for other good and valuable considerations, do hereby agree as follows:

         1. The Owner/Developer requests and agrees to be included in the County Project, and the County agrees to allow the Owner/Developer's required off-site improvements as required by the subdivision's traffic study accepted by the County, namely traffic signal systems, dual left turn lane extension, streetlighting installation, dual right and right turn lanes,

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                  pedestrian grade separation, and traffic control signs and markings, to be constructed as part of the County Project. The Owner/Developer further requests and agrees to pay the County in an amount equal to the percentages of the actual cost(s) of certain improvement(s), as described in Exhibit "B," said costs to be determined by the County at the time of construction. Payment in cash shall be made within thirty (30) days of receipt of billing by the County.

         2. The Owner/Developer understands and agrees that the County will construct the County Project including Developer's required off-site improvements within a time period as solely determined by the County. Construction will be in accordance with the Uniform Standard Specifications for Public Works Construction, Offsite Improvements, Clark County Area, Nevada, latest edition.

         3. This Agreement shall be in full force and effect from and after the date of execution of the Agreement and shall continue until the obligations of both parties herein are fulfilled.

         4. The Owner/Developer cannot transfer, sell, convey, or assign any rights and obligations under this Agreement without the written consent of the County, which consent must not be unreasonably withheld. The County may withhold written consent if the assignee, transferee, etc., does not sign an agreement with the County obligating it to the terms and conditions of this Agreement, and if the County is not satisfied that the assignee, transferee, etc., is financially capable of performing the obligations of the Owner/Developer under this Agreement.

         5. This Agreement shall be a covenant running with the land described in Exhibit "A" and shall bind the Owner/Developer, its successors and assigns and inure to the benefit of the County, its successors and assigns. The parties hereto agree that this Agreement will be recorded in the office of the Clark County Recorder.

         6. The Owner/Developer fully understands and agrees that this Agreement does not obligate the County to expend funds for the County Project. Separate approval(s) are required by the Board of County Commissioners ("Board"), which approval is at the Board's sole discretion.

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         7.       Upon execution and performance of this Agreement by the
                  Owner/Developer, the County will deem the obligations of the Owner/Developer for participation in the cost of the improvements described hereinabove to have been discharged, but such performance by the Owner/Developer is hereby agreed by both parties to be in addition to, and separate from any other on-site or off-site improvements that are required of the Owner/Developer by law.

         IN WITNESS WHEREOF, the parties hereto have set their hands and official seals on the date first above written.

                                      OWNER/DEVELOPER:
                                      Aladdin Gaming,LLC

                                      AUTHORITY


                                      -------------------------
                                      RICHARD GOEGLEIN, MANAGING MEMBER

STATE OF NEVADA)
                 )ss
COUNTY OF CLARK)

On June 7, 2000 personally appeared before me, a Notary Public, Richard J. Goeglein, who acknowledged that he executed the above instrument.

[SEAL NOTARY PUBLIC]
                                           -------------------------
                                           NOTARY PUBLIC in and for said County
                                           and State.

ATTEST:                                    COUNTY OF CLARK, STATE OF NEVADA


-------------------------------------      -------------------------------------
SHIRLEY B. PARRAGUIRRE, COUNTY CLERK       BRUCE L. WOODBURY, CHAIRMAN
                                           BOARD OF COUNTY COMMISSIONERS

                            Recorder's Instrument No.___________________________

 When recorded, mail to:
        Clark County Public Works
        Traffic Management Division
        500 S. Grand Central Parkway
        PO Box 554000
        Las Vegas, Nevada 89155-4000

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RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

ALLEN MATKINS LECK GAMBLE
     & MALLORY LLP
501 West Broadway, 9th Floor
San Diego, California 92101-3577

Attention: Michael C. Pruter, Esq.
APNI: 162-21-201-006

                                                (Space Above For Recorder's Use)

                    CLARIFICATION REGARDING OBLIGATIONS UNDER
            TRAFFIC CONTROL IMPROVEMENTS COST PARTICIPATION AGREEMENT
                             COMMERCIAL DEVELOPMENT

         Aladdin Gaming, LLC ("Gaming") is the fee owner of that certain parcel of land located in Las Vegas, Nevada, more particularly described in Exhibit "A" hereto (the "Gaming Tract"). Concurrently herewith, Gaming is transferring to Aladdin Bazaar, LLC ("Bazaar") fee title to a parcel of land adjacent to the Gaming Tract and more particularly described in Exhibit "B" hereto (the "Bazaar Tract").

         Gaming and Clark County, Nevada (the "County") previously entered into that certain Traffic Control Improvements Cost Participation Agreement Commercial Development dated June 7, 2000 (the "Improvements Agreement"), which Improvements Agreement was recorded on August 10, 2000 in Book 2000810, Instrument No. 00604 of the Official Records of the County (the "Official Records"). Pursuant to the Improvements Agreement, it is contemplated that the County will construct certain offsite improvements (the "Improvements"), and that Gaming will reimburse the County for a certain percentage of the cost of the Improvements, as more particularly set forth therein. The Improvements Agreement purports to burden both the Gaming Tract and the Bazaar Tract.

         Gaming acknowledges that the Improvements, and Gaming's obligation to pay a portion of the costs thereof, constitute "Infrastructure Improvements," for which Gaming has sole responsibility, as that term is defined in that certain Site Work Development and Construction Agreement dated February 26, 1998 (the "Site Work Agreement"), by and among Gaming, Bazaar and Aladdin Holdings, LLC, a Memorandum of which was recorded on March 2, 1998 in Book 980302. Instrument 00004 of the Official Records and was re-recorded on May 29, 1998 in Book 980529. Instrument 02359 of the Official Records. Accordingly, Gaming agrees that, as between Gaming and Bazaar, Gaming shall bear all responsibility for the obligations of Gaming under the Improvements Agreement, and will indemnify, hold harmless and defend Bazaar and the Bazaar Tract against any and all costs, obligations and claims arising from the Improvements Agreement.

         Gaming at its own cost and expense agrees to use commercially reasonable efforts to enter into an agreement with the County whereby the County acknowledges and agrees that the Improvements Agreement is not binding upon Bazaar and does not burden the Bazaar Tract; and Gaming agrees to commence such process promptly after the date hereof and to pursue such process with commercially reasonable diligence.

                                                                      AGL 120691
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         This agreement shall run with the land, shall be binding on all successors and assigns of Gaming with respect to its interest in the Gaming Tract and shall inure to the benefit of all successor and assigns of Bazaar with respect to its interest in the Bazaar Tract.

Dated: November 3, 2000                  Aladdin Gaming, LLC, a Nevada limited
                                         liability company

                                          By:
                                             ---------------------------------
                                          Name: Richard J. Goeglein
                                          Title: President and Chief Executive

STATE OF NEVADA )
                   ) ss.
COUNTY OF CLARK )

         On Nov 3, 2000 before me, Maria Redondo, a Notary Public in and for said state, personally appeared Richard J. Goeglein, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

         WITNESS my hand and official seal.


[MARIA REDONDO SEAL]                  ------------------------------------
                                      Notary Public in and for said State
      (SEAL)

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